Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                INVESCO CALIFORNIA QUALITY MUNICIPAL SECURITIES

An Annual Meeting ("Meeting") of Shareholders of Invesco California Quality Municipal Securities was held on July 14, 2011. The Meeting was held for the following purpose:

(1) Elect five Trustees by the holders of Common Shares and Preferred Shares voting together, and one Trustee by the holders of Preferred Shares voting separately, each of whom will serve for a three-year term or until a successor has been duly elected and qualified.

The  results  of  the  voting  on  the  above  matter  were  as  follows:

                                            Votes
Matter                     Votes For       Withheld
-------------------------  ---------       --------
(1)   David C. Arch......  7,504,984        883,795
      Bob R. Baker ......  7,645,044        743,735
      Larry Soll ........  7,498,051        890,728
      Philip A. Taylor ..  7,643,424        745,355
      Wayne W. Whalen ...  7,645,344        743,435
      Frank Bayley(P) ...         47              1

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(P)  Election  of  trustee  by  preferred  shareholders  only.